Exhibit 10.43
AGREEMENT
(for Key Executives)
     This Agreement is entered into as of the                      day of                                         , 20                    , by and between Performance Food Group Company (“Employer”), a Tennessee corporation with its principal place of business at 12500 West Creek Parkway, Richmond, Virginia 23238 and [Executive] Name (“Executive”).
W I T N E S S E T H:
     WHEREAS, the Executive is currently employed by Employer or one of its affiliates and Employer and Executive desire to set forth certain rights and obligations of Employer and Executive in the event of a change in control of Employer.
     NOW, THEREFORE, in consideration of the premises hereof and of the mutual promises and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:
     1. Benefits Upon Termination of Employment Following a Change in Control. If at any time within two years following the occurrence of a Change in Control (as defined in Section 14 below) (i) the employment of Executive with Employer is terminated by Employer for any reason other than Good Cause (as defined in Section 14 below), or (ii) Executive terminates his employment with Employer for Good Reason (as defined in Section 14 below), the following provisions will apply:
          (a) Employer shall pay Executive an amount equal to:
(i)	299.9% of Executive’s Base Salary (as defined in Section 14 below);

(ii)	299.9% of Executive’s Bonus (as defined in Section 14 below); and

(iii)	The amount required to reimburse Executive on an after-tax basis as described in Section 15 hereof for any excise tax payable by Executive under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision thereto, on account of any payment, distribution or other compensation to Executive hereunder or under any employee stock plan or other compensatory arrangement constituting (individually or when aggregated with all other such payments, distributions and compensation) an “excess parachute payment” as defined in Section 280G of the Code, or any successor provision thereto.
Either (A) the amounts described in clauses (i) and (ii) above will be paid to Executive as follows: (1) one-third of the total amount due shall be paid in substantially equal semi-monthly installments, over the twelve months immediately following termination of employment, (2) the remaining two-thirds shall be paid in a lump sum within five business days after the expiration of such twelve month period, and (3) the amount described in clause (iii) above will be paid within thirty (30) days following termination of Executive’s employment; or (B) at the election of Executive by written notice to Employer given within fifteen (15) days following termination of Executive’s employment, all amounts or benefits payable pursuant to this Section 1 will be paid within thirty (30) days following termination of Executive’s employment.
          (b) Executive shall receive any and all benefits accrued under any Incentive Plans (as defined in Section 14 below) to the date of termination of employment, the amount, form and time of payment of such accrued benefits to be determined by the terms of such Incentive Plans.
          (c) For purposes of any Incentive Plans, Executive shall be given service credit for all purposes for, and shall be deemed to be an employee of Employer during the Coverage Period (as defined in Section 14 below), notwithstanding the fact that he is not an employee of Employer or any Affiliate (as defined in Section 14 below) thereof during the Coverage Period; provided that, if the terms of any of such Incentive Plans do not permit such credit or deemed employee treatment, Employer will make payments and distributions to Executive outside of the Incentive Plans in amounts substantially equivalent to the payments and distributions Executive would have received pursuant to the terms of the Incentive Plans and attributable to such credit or deemed employee treatment, had such credit or deemed employee treatment been permitted pursuant to the terms of the Incentive Plans.
          (d) During the Coverage Period Executive and his spouse and family will continue to be covered by all Welfare Plans (as defined in Section 14 below), maintained by Employer in which he or his spouse or family were participating immediately prior to the date of his termination as if he continued to be an employee of Employer; provided that, if participation in any one or more of such Welfare Plans is not possible under the terms thereof, Employer will provide substantially identical benefits. If, however, Executive obtains employment with another employer during the Coverage Period, such coverage shall be provided until the earlier of: (i) the end of the Coverage Period or (ii) the date on which the Executive and his spouse and family can be covered under the plans of a new employer without being excluded from full coverage because of any actual pre-existing condition.
     Compensation under Section 1(a), (b), (c) and (d) hereof is contingent upon Executive’s compliance with Section 4 hereof for periods prior to any required payment date.
     2. Setoff.
          (a) With respect to Section 1, no payments or benefits payable to or with respect to Executive or his spouse pursuant to this Agreement shall be reduced by the amount of any claim of Employer against Executive or his spouse or any debt or obligation of Executive or his spouse owing to Employer.
          (b) With respect to Section 1, no payments or benefits payable to or with respect to Executive pursuant to this Agreement shall be reduced by any amount Executive or his spouse may earn or receive from employment with another employer or from any other source, except as expressly provided in Section 1(d).
          (c) With respect to Section 1, the amounts payable under Sections 1(a)(i) and (ii) shall be reduced, on a dollar for dollar basis, by amounts actually paid to Executive (to the extent such amounts paid represent future salary or cash bonuses) on account of any termination of employment of Executive if such amounts are paid pursuant to the provisions of any written agreement for ongoing employment with Employer in existence prior to the Change in Control.
     3. Death. If Executive dies during the Coverage Period:
          (a) All amounts not theretofore paid described in Section 1(a) shall be paid to his estate.
          (b) The spouse and family of Executive shall, during the remainder of the Coverage Period, be covered under all Welfare Plans made available by Employer to Executive or his spouse immediately prior to the date of his death; provided that, if participation in any one or more of such plans and arrangements is not possible under the terms thereof, Employer will provide substantially identical benefits.
     Any benefits payable under this Section 4 are in addition to any other benefit due to Executive or his spouse or beneficiaries from Employer, including, but not limited to, payments under any Incentive Plans.
     4. Restrictive Covenants.
          (a) Confidential Information. Executive agrees not (i) to disclose, following termination of his employment, to any person (other than to any person specifically authorized by the Board of Directors of Employer) any material confidential information concerning the Employer or any of its Affiliates, including, but not limited to, strategic plans, customer lists, contract terms, financial costs, pricing terms, sales data or business opportunities whether for existing, new or developing businesses or (ii) to use such information in any way detrimental to the Employer.
          (b) Non-Competition. For a period of one year following termination of employment under the circumstances described in Section 1 hereof, Executive will not directly or indirectly own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, partner, director or otherwise with, or have any financial interest in, or aid or assist anyone else in the conduct of, any business which is in competition with any business conducted by the Employer or any Affiliate of Employer in any state in which the Employer or any Affiliate of Employer is conducting business on the date of the Change in Control, provided that ownership of 5% or less of the voting stock of any public corporation shall not constitute a violation hereof.
          (c) Enforcement. Executive and the Employer acknowledge and agree that any of the covenants contained in this Section 4 may be specifically enforced through injunctive relief but such right to injunctive relief shall not preclude the Employer from other remedies which may be available to it.

     5. Executive Assignment. No interest of Executive or his spouse or any other beneficiary under this Agreement, or any right to receive any payment or distribution hereunder, shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind, nor may such interest or right to receive a payment or distribution be taken, voluntarily or involuntarily, for the satisfaction of the obligations or debts of, or other claims against, Executive or his spouse or other beneficiary, including claims for alimony, support, separate maintenance, and claims in bankruptcy proceedings.
     6. Benefits Unfunded. All rights of Executive and his spouse or other beneficiary under this Agreement shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating any assets of Employer for payment of any amounts due hereunder. Neither Executive nor his spouse or other beneficiary shall have any interest in or rights against any specific assets of Employer, and Executive and his spouse or other beneficiary shall have only the rights of a general unsecured creditor of Employer.
     7. Cost of Enforcement; Interest. In the event that Executive collects any part or all of the payments or benefits due hereunder or otherwise enforces the terms of this Agreement following a dispute with Employer regarding the terms of this Agreement by or through a lawyer or lawyers, Employer will pay all costs of such collection or enforcement, including reasonable attorneys’ and accountants’ fees and other out-of-pocket expenses incurred by the Executive, up to that point when Employer offers to settle the dispute for an amount equal to the amount which the Executive actually recovers; provided, however, that if the Executive violates any provision of Section 4, this Section 7 shall be void and of no further force and effect.
     8. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and sent by registered or certified mail to his residence in the case of Executive, or to its principal office in the case of the Employer and the date of mailing shall be deemed the date which such notice has been provided.
     9. Waiver of Breach. The waiver by either party of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by the other party.
     10. Assignment; Successors. The rights and obligations of the Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Employer, including the surviving entity in any merger, consolidation, share exchange or other transaction described in Section 14(d)(ii) hereof or any person, entity or group that has acquired a majority of the outstanding shares of Common Stock (or securities convertible into Common Stock) of Employer or all, or substantially all, of the assets of Employer. The Executive acknowledges that the services to be rendered by him are unique and personal, and Executive may not assign any of his rights or delegate any of his duties or obligations under this Agreement.
     11. Entire Agreement. This instrument contains the entire agreement of the parties and supersedes all other prior agreements, employment contracts and understandings, both written and oral, express or implied with respect to the subject matter of this Agreement and may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.
     12. Applicable Law. This Agreement shall be governed by the laws of the State of Tennessee, without giving effect to the principles of conflicts of law thereof.
     13. Headings. The sections, subjects and headings of this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
     14. Definitions. For purposes of this Agreement:
          (a) “Affiliate” shall have the meaning set forth in the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
          (b) “Base Salary” means the higher of (i) Executive’s annual base salary in effect immediately prior to the occurrence of the Change in Control giving rise to an obligation on the part of Employer to make any payments under this Agreement or (ii) Executive’s highest annual base salary in effect after the occurrence of the Change in Control giving rise to an obligation on the part of Employer to make any payment under this Agreement but prior to the termination of Executive’s employment under the circumstances described in Section 1 above.
          (c) “Bonus” shall mean the higher of: (i) an amount determined by multiplying (A) Executive’s annual base salary in effect immediately prior to the Change in Control giving rise to the obligation of Employer to make any payment under this Agreement by (B) a percentage that is the average percentage of such base salary represented by the annual bonus paid to Executive in the three full calendar years of employment immediately preceding the date of such Change in Control (or if Executive was employed by Employer for less than three full calendar years prior to such Change in Control, such shorter period as Executive was employed by Employer prior to such Change in Control) or (ii) an amount determined by multiplying (A) the Executive’s highest annual base salary in effect after the occurrence of the Change in Control giving rise to an obligation on the part of Employer to make any payment under this Agreement but prior to termination of employment under the circumstances described in Section 1 by (B) the highest percentage of Executive’s annual base salary represented by any annual bonus received by Executive following the occurrence of such Change in Control giving rise to an obligation on the part of Employer to make any payment under this Agreement. Bonus amounts received in respect of less than a full year of service shall be recomputed on an annualized basis for purposes of any determination of annual bonus hereunder.
          (d) “Change in Control” shall mean the occurrence of any of the following:
(i)	any person or entity, including a “group” as defined in Section 13(d)(3) of the Exchange Act, other than Employer or a wholly-owned subsidiary thereof or any employee benefit plan of Employer or any of its subsidiaries, becomes the beneficial owner of Employer’s securities having 50% or more of the combined voting power of the then outstanding securities of Employer that may be cast for the election of directors of Employer (other than as a result of an issuance of securities initiated by Employer in the ordinary course of business); or

(ii)	as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sales of assets or contested election, or any combination of the foregoing transactions, less than a majority of the combined voting power of the then outstanding securities of Employer or any successor corporation or entity entitled to vote generally in the election of the directors of Employer or such other corporation or entity after such transaction are held in the aggregate by the holders of Employer’s securities entitled to vote generally in the election of directors of Employer immediately prior to such transaction; or

(iii)	during any period of two consecutive years, individuals who at the beginning of any such period constitute the Board of Directors of Employer cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by Employer’s shareholders, of each director of Employer first elected during such period was approved by a vote of at least two-thirds of the directors of Employer then still in office who were directors of Employer at the beginning of any such period.
          (e) “Coverage Period” shall mean the period beginning on the date the Executive’s employment with Employer terminates under circumstances described in Section 1 and ending on the date that is twelve (12) months thereafter.
          (f) “Good Cause” shall be deemed to exist if, and only if after the occurrence of a Change in Control:
(i)	Executive engages in material acts or omissions constituting dishonesty, breach of fiduciary obligation or intentional wrongdoing or malfeasance which are demonstrably injurious to the Employer; or

(ii)	Executive is convicted of a violation involving fraud or dishonesty.
     Without limiting the generality of the foregoing, if Executive acted in good faith and in a manner he reasonably believed to be in, and not opposed to, the best interest of Employer and had no reasonable cause to believe his conduct was unlawful in connection with any action taken by Executive in connection with his duties, it shall not constitute Good Cause.
     Notwithstanding anything herein to the contrary, in the event Employer shall terminate the employment of Executive for Good Cause hereunder, Employer shall give at least 30 days prior written notice to Executive specifying in detail the reason or reasons for Executive’s termination.
          (g) “Good Reason” shall exist if after the occurrence of a Change of Control:

(i)	there is a significant change in the nature or the scope of Executive’s authority;

(ii)	there is a reduction in Executive’s rate of base salary;

(iii)	Employer changes the principal location in which Executive is required to perform services outside a thirty-five mile radius of such location without Executive’s consent;

(iv)	there is a reasonable determination by Executive that, as a result of a change in circumstances significantly affecting his position, he is unable to exercise the authority, powers, function or duties attached to his position; or

(v)	Employer terminates or amends any Incentive Plan so that, when considered in the aggregate with any substitute plan or other substitute compensation, the Incentive Plan in which he is participating fails to provide him with a level of benefits equivalent to at least 75% of the value of the level of benefits provided in the aggregate by the terminated or amended Incentive Plan at the date of such termination or amendment; provided, however, that Good Reason shall not be deemed to exist under this clause (v) if the decline in Incentive Plan compensation is related to a decline in performance.
          (h) “Incentive Plans” shall mean any incentive, bonus, deferred compensation or similar plan or arrangement currently or hereafter made available by Employer in which Executive is eligible to participate.
          (i) “Welfare Plans” shall mean any health and dental plan, disability plan, survivor income plan and life insurance plan or arrangement currently or hereafter made available by Employer in which Executive is eligible to participate.
     15. Reimbursement for Excise Taxes. For purposes of determining the amount of any payment described in clause (iii) of Section 1(a) hereof, Executive shall be deemed to have been reimbursed on an after-tax basis for any excise tax described therein if Executive has received (a) the amount of such excise tax and (b) the amount of any taxes (including federal, state and local income taxes as well as any excise tax under Section 4999 of the Code, or any successor provision thereto) payable on account of the reimbursement for such excise tax and any such income and excise taxes payable on account of such reimbursement for income and excise taxes. In the event that Executive and Employer fail to agree as to the amount described in clause (iii) of Section 1(a) hereof within ten (10) days following the date of termination of employment, such amount will be determined by a firm of independent accountants mutually agreed upon by Executive and Employer within thirty (30) days following the date of termination of employment. Employer shall reimburse Executive for any additional income and/or excise taxes (and any penalties and interest thereon) as may be determined to be payable by any taxing authority in respect of any excise tax imposed under Section 4999 of the Code, or any successor provision thereto, and any reimbursement described in clause (iii) of Section 1(a) or in this Section 15.
     16. Employment Rights. Nothing expressed or implied in this Agreement shall create any right or duty on the part of Employer or the Executive to have the Executive remain in the employment of Employer prior to any Change in Control, provided, however, that any termination of employment of the Executive or the removal of the Executive from the office or position in Employer following the commencement of any discussion with a third person that ultimately results in a Change in Control shall be deemed to be a termination or removal of the Executive after a Change in Control for purposes of this Agreement.
     17. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original.
     18. Severability; Construction. In the event any provision of this Agreement is held illegal or invalid, the remaining provisions of this Agreement shall not be affected thereby. In the event that Section 4(b) is deemed by any court of competent jurisdiction to be invalid due to over breadth, such Section 4(b) shall be construed as narrowly as necessary to be enforceable.
     IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first written above.

[Executive]

PERFORMANCE FOOD GROUP COMPANY

By:
Title: